Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
Citigroup Inc.:
We consent to the incorporation by reference in the Prospectus on Post-Effective Amendment No. 3 to Form S-3 (registration statement No. 333-135163) of Citigroup Inc. of our reports dated February 23, 2007, with respect to the consolidated balance sheets of Citigroup Inc. and subsidiaries (“Citigroup”) as of December 31, 2006 and 2005, the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2006 and 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, and to the reference to our firm under the heading “Experts” in the prospectus. The aforementioned report with respect to the consolidated financial statements of Citigroup refers to changes, in 2006, in Citigroup’s methods of accounting for defined benefit pensions and other postretirement benefits, stock-based compensation, certain hybrid financial instruments and servicing of financial assets, and in 2005, Citigroup changed its method of accounting for conditional asset retirement obligations associated with operating leases.

/s/ KPMG LLP
New York, New York
November 19, 2007